Exhibit 99(h)(5)(c)

November 30, 2005

JPMorgan Trust I
522 Fifth Avenue
New York, NY 10036

Dear Sirs:

        J.P. Morgan Investment Management Inc, JPMorgan Funds Management, Inc. and JPMorgan Distribution Services, Inc. (collectively, “JPMorgan Service Providers”) hereby agree to waive fees owed to each JPMorgan Service Provider or to reimburse each Fund listed on Schedule A for the time periods so indicated. The JPMorgan Service Providers will waive fees or reimburse to the extent total operating expenses exceed the rate of average daily net assets also indicated on Schedule A. This expense limitation does not include dividend expenses on securities sold short, interest, taxes, extraordinary expenses and expenses related to the JPMorgan Funds’ deferred compensation plan.

        In addition, J.P. Morgan Investment Management Inc. hereby agrees to waive fees to which it is entitled or to reimburse the Fund listed on Schedule B for the time periods so indicated.

        The JPMorgan Service Providers understand and intend that the Funds will rely on this agreement in preparing and filings their registration statements on Form N-1A and in accruing the Funds’ expenses for purposes of calculating net asset value and for other purposes, and expressly permit the Funds to do so.

Please acknowledge acceptance on the enclosed copy of this letter.

Very truly yours,

J.P. Morgan Investment Management Inc.	JPMorgan Funds Management, Inc. JPMorgan Distribution Services, Inc.

/s/ George C.W. Gatch By: George C.W. Gatch, Director	/s/ Nancy E. Fields By: Nancy E. Fields

Accepted By: JPMorgan Trust I

/s/ Robert L. Young By: Robert L. Young

SCHEDULE A

Fund Name	Class	Fiscal Year End	Expense Cap	Expense Cap Period End
Highbridge Statistical	Class A	October 31	1.95%	February 28, 2007
Market Neutral Fund	Class C		2.45%
	Select		1.70%
	Institutional		1.55%

SCHEDULE B

Fund Name	Fiscal Year End	Advisory Fee Cap	Advisory Fee Cap Period
Highbridge Statistical	October 31	1.50%	Until the Fund commences with the
Market Neutral Fund			borrowing of money from banks for
			investment purposes